3Q20 Earnings Presentation November 11, 2020 Exhibit 99.2 [GRAPHIC] Investor 1-4 Multi-Family Mixed-Use Commercial

Forward-looking statements Some of the statements contained in this presentation may constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, projections, plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," or "potential" or the negative of these words and phrases. You can also identify forward-looking statements by discussions of strategy, plans, or intentions. The forward-looking statements contained in this presentation reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed or contemplated in any forward-looking statement. While forward-looking statements reflect our good faith projections, assumptions and expectations, they are not guarantees of future results. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law. Factors that could cause our results to differ materially include but are not limited to: (1) the continued course and severity of the COVID-19 pandemic, and its direct and indirect impacts (2) general economic conditions and real estate market conditions, (3) regulatory and/or legislative changes, (4) our customers' continued interest in loans and doing business with us, (5) market conditions and investor interest in our contemplated securitization and (6) changes in federal government fiscal and monetary policies. For a further discussion of these and other factors that could cause future results to differ materially from those expressed or contemplated in any forward-looking statements, see the section titled ''Risk Factors" previously disclosed in our Form 10-Q filed with the SEC on May 14, 2020. Such filings are available publicly on our Investor Relations web page at www.velfinance.com.

3Q20 Highlights Production& Portfolio Earnings Financing & Capital Net Income of $3.5 million and Core Earnings(1) of $3.9 million; diluted EPS of $0.11 Net income growth of 63% from the prior quarter primarily driven by normalization of provision expense Normalized provision expense of $0.4 million(2) Portfolio net interest margin of 3.77%, an increase of 23 basis points (bps) from 2Q20 Restarted loan production activities in September to strong demand September loan applications totaled $226 million in unpaid principal balance (UPB), mirroring pre-COVID levels; loan production totaled $8 million in UPB Resolutions of delinquent loans in 3Q20 were 103.5% of assets resolved, continuing our consistent track record of net gains on delinquent loan and real estate owned (REO) resolutions over and above contractual principal and interest Approximately $335 million in UPB of loans in forbearance were brought current with past due amounts added to principal and will be recovered at liquidation Finalizing agreements for new warehouse financing lines without mark-to-market provisions Expect to complete Velocity’s next securitization in the first quarter of 2021, backed by newly originated 30-year loans (1) “Core” earnings is a non-GAAP measure. Please see the reconciliation to GAAP net income on page 4. (2) Please see slide 16 “CECL Reserve & HFS to HFI Reclass Reconciliation” in the Appendix of this presentation

Core Earnings and Book Value Core Earnings(1) Book Value Per Share ($0.02) 3Q20 core earnings(1) of $3.9 million, an increase of $0.5 million from $3.4 million in 2Q20 The difference between core earnings and GAAP net income is severance costs related to company-wide workforce reductions resulting from the impacts of the COVID-19 pandemic and streamlining of our loan operations processes Book value per share as of September 30, 2020 of $10.44 per share up from $10.26 per share as of June 30, 2020(2) GAAP net income $3,481 $0.19 (4) (1) Core income is a non-GAAP measure. Please see the Company’s third quarter earnings press release for a reconciliation of Core income to GAAP net income. (2) Adjusted for taxes based on an effective tax rate of 28% (3) Based on 20,087,494 common shares outstanding as of September 30, 2020 and June 30, 2020, respectively. (4) Includes increase to APIC from stock-based compensation Workforce reduction costs $(432) Core earnings $3,913 (3) (3) (2) [BAR CHART] $10.26 $0.20 $10.44 Book value at 6/30/20 Workforce Reduction Core Earnings Book value at 9/30/20

3Q20 Asset Resolution Activity $ UPB in millions Realized net gains of $0.44 million from 3Q20 resolution activity or 103.5% of UPB resolved Paid in full $9.7 Paid current REO sold $1.6 $1.2 $ UPB $ Gain / Loss $0.73 $0.02 $(0.31) 3Q20 Resolution Activity Nonaccrual loans paid in full during 3Q20 totaled $9.7 million in UPB with a $0.73 million net gain on resolution Gains primarily reflect the collection of all default interest, in addition to regular interest and prepayment penalties Loans paid current during 3Q20 total $1.6 million in UPB with a $0.02 million net gain Gain reflects collection of default interest, in addition to regular interest, and loan remains in our portfolio REO sales totaled $1.2 million for a net loss of $(0.31) million. Resolutions of delinquent loans and REO continue to consistently realize gains

Held for Investment Loan Portfolio $(79) $(3) Loan Portfolio Waterfall Loan Portfolio Composition (UPB in millions) Total portfolio as of September 30, 2020 was $1.99 billion in UPB, down from $2.06 billion in UPB as of June 30, 2020 Transferred approximately $214 million in UPB of short-term loans previously accounted for as held for sale (HFS) to the held for investment (HFI) portfolio during the third quarter Driven by completion of the VCC 2020- MC1 securitization which is collateralized primarily by short-term loans secured by 1-4 unit investor properties (UPB in millions) (1) Includes $974 thousand in UPB of repurchased loans. (1) [BAR CHART] $ 1,928 $2,059 $1,986 65.2% 65.9% 66.2% 3Q19 2Q20 3Q20 Loans HFI Loans HFS Loan to Value [BAR CHART] $2,059 $9 $1,986 Portfolio at 6/30/20 Loan Production Principal Payments Foreclosures Porfolio at 9/30/20

Production Re-start Met With Strong Demand Re-launched production operations in September Application volume totaled $226 million in UPB during September and $256 million in UPB during October Funded production volume totaled $8 million in UPB during September and $63 million in UPB during October Anecdotal information from longstanding broker relationships suggests significant financing demand from their investor clients Utilized the temporary suspension of production operations in 2Q20 to implement significant enhancements to our online Broker Portal, including: Streamlined registration for new brokers Electronic document submission Appraisal order submission Secure chat functionality for real-time interaction with Velocity loan operations Electronic document approval (DocuSign) Loan Application & Production Volume ($ of UPB in millions) Redesigned Broker Portal significantly enhances ease of use and efficiency Applications Production [BAR CHART] $226 $252 $8 $63 September October September October [BROKER PORTAL GRAPHIC]

Portfolio Net Interest Income & NIM(1) Net Interest Income and Margin 3Q20 Net Interest Income (NII)(1) totaled $19.0 million, an increase of 2% Q/Q and 3% Y/Y 3Q20 Net Interest Margin (NIM)(1) was 3.77%, an increase of 23 bps Q/Q, and a decrease of 29 bps Y/Y The Q/Q increase in NII and NIM was primarily driven by a decrease in new nonperforming loans Portfolio Yield and Cost of Funds Portfolio Related Portfolio Related ($ in Millions) (1) Net Interest Income and Net Interest Margin related to the loan portfolio only; excludes corporate debt. [BAR CHART] $18.6 $18.6 $19.0 4.06% 3.54% 3.77% 3Q19 2Q20 3Q20 Net Interest Income ($ in '000) - portfolio related Net Interest margin [LINE GRAPH] 8.84% 7.59% 8.21% 5.30% 4.63% 5.07% 3Q19 2Q20 3Q20 HFI Loan Yield W.A. Cost of funds

Nonaccrual Loans Total nonaccrual loans as of September 30, 2020 totaled $315 million in UPB, or 15.8% of total loans held for investment, down from 16.0% as of June 30, 2020, and an increase from 6.6% as of September 30, 2019 Charge-offs were $1.05 million in 3Q20, primarily due to one loan totaling $787 thousand that resulted from an unusual circumstance not indicative of worsening credit conditions Adjusted for the unusual circumstances loan, charge-offs were $259 thousand and in-line with historical levels Charge-offs $ UPB in thousands Loan Portfolio Performance $ thousands 0.33% $259 Adjusted charge-offs [BAR CHART] $127,021 $329,132 $314,727 6.59% 15.99% 15.84% 3Q19 2Q20 3Q20 Nonaccrual loans % of total nonaccrual to total loans [BAR CHART] $323 $75 $1,046 0.52% 0.10% 1.36% 3Q19 2Q20 3Q20 Charge-offs Charge-offs as % of nonaccrual loans (annualized)

CECL Reserve and Charge-Offs CECL Reserve Velocity’s CECL reserve increased 1 bps Q/Q to 29 bps of HFI loans at September 30, 2020, from 28 bps at June 30, 2020 The increase to the CECL reserve in 3Q20 was primarily driven by the transfer of $214 million in UPB of short-term loans to the HFI portfolio $1.2 million of the $1.6 million provision expense was an income statement reclass from other income driven by transfer of loans from HFS to HFI loans. Adjusted provision expense for 3Q20 was $0.4 million Transfer of HFS loans to HFI resulted from the issuance of the 2020-MC1 securitization CECL reserve increase driven by growth of HFI portfolio from transfer of short-term loans; improved macroeconomic outlook drives reduction of macroeconomic reserve [BAR CHART] $2,377 $3,496 $5,220 $5,748 0.13% 0.18% 0.28% 0.29% 1/1/2020 1Q20 2Q20 3Q20 CECL as % of Loan HFI

Improved Performance from Loan Portfolio Profitability and Growth Expect continued strong demand for our products Market opportunities have expanded for Velocity as a result of recent and fundamental shifts in real estate demand Transaction volumes following the restart of our production operations have exceeded our estimates and we expect market demand for the financing solutions we provide to remain strong for the foreseeable future Expect to see production volume consistent with pre-COVID level by 2Q21, driving strong growth in net interest income Reduce liquidity risk by growing warehouse capacity and the diversity of financing providers, while mitigating mark-to-market risk While economic risks persist, we expect steady improvement in portfolio performance, aided by continued strong real estate values Velocity’s historical track record of resolving delinquent loans at net gains is expected to continue Expectations for the Future

Appendix

Velocity Financial, Inc. Balance Sheet

(Unaudited)

(In thousands)	Quarter Ended				
	9/30/2020	6/30/2020	3/31/2020	12/31/2019	09/30/2019
Assets					
Cash and cash equivalents	$ 19,210	$ 9,803	$ 7,649	$ 21,465	$ 8,849
Restricted cash	7,821	6,735	4,483	6,087	3,152
Total loans, net	2,004,413	2,077,119	2,148,595	2,080,787	1,949,311
Accrued interest receivables	13,134	17,793	14,470	13,295	12,450
Receivables due from servicers	44,466	36,028	37,884	49,659	38,349
Other receivables	402	4,609	2,516	4,778	7,585
Real estate owned, net	14,653	15,648	16,164	13,068	15,806
Property and equipment, net	4,446	4,718	4,964	4,680	4,903
Deferred tax asset	1,832	5,556	10,111	8,280	4,127
Other assets	16,489	9,042	10,519	12,667	17,219
Total Assets	**$ 2,126,866**	**$ 2,187,051**	**$ 2,257,354**	**$ 2,214,766**	**$ 2,061,751**
Liabilities and members' equity					
Accounts payable and accrued expenses	$ 61,859	$ 55,938	$ 58,591	$ 56,146	$ 41,957
Secured financing, net	74,776	74,571	74,364	145,599	145,285
Securitizations, net	1,670,930	1,599,719	1,576,431	1,438,629	1,377,733
Warehouse & repurchase facilities	19,541	160,796	297,537	421,548	349,115
Total Liabilities	1,827,106	1,891,024	2,006,924	2,061,922	1,914,090
Mezzanine Equity					
Series A Convertible preferred stock	90,000	90,000	-	-	-
Stockholders' Equity					
Stockholders' equity	209,760	206,027	250,430	152,844	147,661
Total Liabilities and members' equity	**$ 2,126,866**	**$ 2,187,051**	**$ 2,257,354**	**$ 2,214,766**	**$ 2,061,751**
Book value per share	$ 10.44	$ 10.26	$ 12.47	n.a.	n.a.
Shares outstanding	20,087	20,087	20,087	n.a.	n.a.

13

Velocity Financial, Inc. Income Statement (Unaudited) ($ thousands) Revenues Interest income Interest expense - portfolio related Net interest income - portfolio related Interest expense - corporate debt Net interest income Provision for loan losses Net interest income after provision for loan losses Other operating income (expense) Total net revenues Operating expenses Compensation and employee benefits Rent and occupancy Loan servicing Professional fees Real estate owned, net Other operating expenses Total operating expenses Income before income taxes Income tax expense Net income Less deemed dividends on preferreds stock Net loss allocated to common shareholders Basic earnings (loss) per share Diluted earnings (loss) per common share Basic wighted average common shares outstanding Diluted weighted avergage common shares outstanding Quarter Ended 9/30/2020 6/30/2020 3/31/2020 12/31/2019 09/30/2019 $ 41,374 22,347 19,027 1,913 17,114 1,573 15,541 1,349 16,890 5,692 415 2,168 1,051 898 1,641 11,865 5,025 1,544 $ 3,481 $ 0.17 $ 0.11 20,087 32,435 $ 39,755 21,189 18,566 1,894 16, 672 1,800 14,872 (1,339) 13,533 5,863 448 1,754 588 408 1,847 10,908 2,625 484 $ 2,141 $ 48,955 $ (46,814) $ (2.33) $ (2.33) 20,087 20,087 $44, 637 22,848 21,789 6,342 15,447 1,289 14,157 1,620 15,777 5,041 455 2,239 1,184 1,134 1,998 12,051 3,727 1,148 $ 2,579 $ 0.13 $ 0.13 20,087 20,087 $ 44,124 22,689 21,435 4,070 17,365 242 17,123 833 17,956 3,992 426 1,939 469 1,300 1,688 9,814 8,142 2,960 $ 5,182 n.a n.a. n.a n.a. $ 40,279 21,827 18,552 3,842 14,710 338 14,372 (212) 14,160 3,712 369 1,957 398 485 1,563 8,484 5,676 1,796 $ 3,880 n.a. n.a. n.a. n.a.

Total Loan Portfolio Portfolio by Property Type (100% = $1.99 billion UPB)(1) (1) As of September 30, 2020 Portfolio by State [PIE CHART] Investor 1-4 51% Mixed Use 13% Multifamily 9% Retail 9% Office 6% Warehouse 6% Other 7% [PIE CHART] Other 34% New York 23% California 23% Florida 12% New Jersey 8%

CECL Reserve & HFS to HFI Reclass Reconciliation CECL Reserve Reconciliation (Balance Sheet): 3Q 2020 ($ in thousands) Beginning Balance 6/30/2020 $ (5,220) Add: Reserve for short-term loans transferred to HFI (1,666) 3Q20 CECL provision (407) Deduct: 3Q20 charge-offs 1,046 Ending Balance 9/30/2020 $ (5,748) Income Statement (HFS to HFI Reclass): 3Q 2020 Interest Income Provision for Loan Loss $ (1,166) Other Income Reversal of HFS LOCOM Valuation 1,307 Net P&L Impact $ 141